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                                                                    EXHIBIT 99.1


         INFOCURE ANNOUNCES AGREEMENT TO MERGE WITH OMSYSTEMS, INC.,
             SUPPLIER OF ORTHOTRAC(R) PRACTICE MANAGEMENT SYSTEMS
                               FOR ORTHODONTISTS


Atlanta, GA -- February 8, 1999 -- InfoCure Corporation (Nasdaq: INCX) today announced that OMSystems, Inc. (Orthotrac), an Atlanta, Ga. based provider of practice management systems for orthodontists with revenues of approximately $15 million, has entered into a merger agreement with InfoCure in a "pooling of interests" transaction. InfoCure will issue to the former shareholders of Orthotrac 1,144,000 shares of common stock in connection with the merger. Orthotrac's 1998 earnings before interest, taxes and depreciation, and before a non-cash charge for compensatory stock options, were approximately $3.5 million. The merger is scheduled to close on or about Friday, February 12, 1999.

Commenting on the acquisition, Frederick L. Fine, President & CEO of InfoCure stated, "Orthotrac is the nation's largest supplier of orthodontic practice management systems, and has recently begun an international distribution effort. We look forward to the addition of Dr. Jim Davis and Reid Simmons as a part of our executive management team, and believe that their contribution will be significant as we continue to focus on the orthodontic practice specialty. Orthotrac is complementary with our OPMS operation, currently the second largest competitor in the orthodontic market."

James C. Davis, D.M.D., Chairman of Orthotrac commented, "We are excited to bring our market leadership position from the last 19 years to InfoCure, an organization that already understands the unique needs of orthodontists."

Reid W. Simmons, President of Orthotrac added, "For nearly the last two decades Orthotrac has taken pride in providing superior technology and customer service to our customer base of 1,300 orthodontic practices throughout the U.S. and in 10 countries worldwide."

InfoCure is a leading national provider of healthcare practice management software products and services to targeted healthcare practice specialties, including anesthesiology, dentistry, oral and maxillofacial surgery, orthodontics, podiatry and radiology, as well as to larger general medical practices. The Company's wide range of practice management software products automate the administrative, financial and clinical information management functions of both office-based, hospital-based and enterprisewide healthcare practices. InfoCure provides its customers with ongoing software support, training and electronic data interchange (EDI) services.

Certain statements in this release, including statements relating to the accounting treatment of the ORTHOTRAC acquisition, are forward-looking.
Although InfoCure believes that its expectations are based on assumptions within the knowledge of its business, there can be no assurance that actual results will not differ materially from those stated or implied herein. A discussion of certain risk factors that may cause results to differ from any forward-looking statements made herein can be found in filings made by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-KSB for the period ending December 31, 1997.


For further information contact:
Frederick L. Fine
President & CEO  (770) 857-4547